Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-286070

January 2, 2026
PROSPECTUS SUPPLEMENT NO. 16

DEVVSTREAM CORP.
UP TO 26,419,091 COMMON SHARES

This prospectus supplement amends the prospectus dated March 25, 2025 (as amended and supplemented to date, the “Prospectus”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1 (No. 333-286070). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2025. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DEVS”. On December 31, 2025, the closing price of our Common Shares was $1.37.

Investing in the Company’s Common Shares involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 16 is January 2, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2025

DEVVSTREAM CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-40977	86-2433757
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 N St., Suite 4254 Sacramento, California	95816
(Address of principal executive offices)	(Zip Code)
(647) 689-6041
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	DEVS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 29, 2025, DevvStream Corp. (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the Shareholders considered four proposals, which are described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 18, 2025. Of the 3,841,642 shares outstanding as of the record date, 2,130,607 shares, or 55.46%, were present virtually or represented by proxy at the Annual Meeting. Set forth below are the results of the matter submitted for a vote at the Annual Meeting.

Proposal 1: Election of five nominees to serve as directors until the 2026 annual meeting of shareholders and until their respective successors are elected and qualified. The votes were cast as follows:

Name	Votes For	Votes Withheld
Carl Stanton	1,614,128	9,672
Wray Thorn	1,609,049	14,751
Michael Max Bühler	1,609,248	14,552
Stephen Kukucha	1,609,240	14,560
Jamila Piracci	1,613,751	10,049

Proposal 2: For the frequency of a non-binding advisory vote on executive compensation. The votes were as follows:

ONE YEAR	15,712
TWO YEARS	1,149
THREE YEARS	1,499,217
ABSTAIN	107,722

Proposal 3: To conduct a non-binding advisory vote on executive compensation. The votes were as follows:

FOR	1,502,542
AGAINST	14,119
ABSTAIN	107,139

Proposal 4: To ratify the selection of Davidson & Company LLP as the Company’s independent auditors for the year ending July 31, 2026. The votes were as follows:

FOR	1,981,827
AGAINST	8,690
ABSTAIN	140,090

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2025
DEVVSTREAM CORP.

	By:	/s/ Sunny Trinh
	Name:	Sunny Trinh
	Title:	Chief Executive Officer